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EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
Scott's Liquid Gold-Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 33-63254, 333-48213, 333-67141, and 333-51710) on Form S-8 of Scott's Liquid Gold-Inc. and subsidiaries of our report dated April 3, 2003, with respect to the consolidated balance sheet of Scott's Liquid Gold-Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows, for the years ended December 31, 2002 and 2001, which report appears in the December 31, 2003, annual report on Form 10-K of Scott's Liquid Gold-Inc. and subsidiaries.

/s/ KPMG LLP

Denver, Colorado
March 8, 2004

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Independent Auditors' Consent